                                                                    EXHIBIT 12.1

                            MICRON TECHNOLOGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN MILLIONS EXCEPT RATIO AMOUNTS)
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
                                         YEARS ENDED
                         ---------------------------------------------
                                                                       SIX MONTHS
                                                                         ENDED
                         SEPT. 3, SEPT. 2, SEPT. 1, AUG. 31,  AUG. 29,  FEB. 27,
                           1992     1993     1994     1995      1996      1997
                         -------- -------- -------- --------  -------- ----------
Income before income
 taxes..................  $ 9.6    $162.6   $625.8  $1,350.5   $950.5    $319.6
Adjustments to income
 before income taxes:
  Interest expense......    8.4       7.8      5.8       7.3      8.6        --
                          -----    ------   ------  --------   ------    ------
Adjusted income before
 income taxes...........  $18.0    $170.4   $631.6  $1,357.8   $959.1    $322.5
                          =====    ======   ======  ========   ======    ======
Fixed charges:
  Interest expense......  $ 8.4    $  7.8   $  5.8  $    7.3   $  8.6     $12.4
  Adjustments to
   interest expense:
    Capitalized
     interest...........    0.2       0.3      2.6       4.9      7.5       2.9
                          -----    ------   ------  --------   ------    ------
  Adjusted interest
   expense..............  $ 8.6    $  8.1   $  8.4  $   12.2   $ 16.1     $15.3
                          =====    ======   ======  ========   ======    ======
Ratio of earnings to
 fixed charges..........    2.1x     21.0x    75.2x    111.3x    59.6x     21.0x
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